TYSON FOODS REPORTS SECOND QUARTER 2020 RESULTS
DELIVERS RECORD SALES AND BEEF RESULTS FOR FIRST SIX MONTHS OF FISCAL 2020

Springdale, Arkansas – May 4, 2020 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months Ended
	2020	2019	2020	2019
Sales	$10,888	$10,443	$21,703	$20,636
Operating Income	501	635	1,327	1,442

Net Income	367	430	928	982
Less: Net Income Attributable to Noncontrolling Interests	3	4	7	5
Net Income Attributable to Tyson	$364	$426	$921	$977

Net Income Per Share Attributable to Tyson	$1.00	$1.17	$2.52	$2.67

Adjusted¹ Operating Income	$501	$654	$1,395	$1,495

Adjusted¹ Net Income Per Share Attributable to Tyson	$0.77	$1.20	$2.43	$2.78
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release.

First Six Months Highlights

•	GAAP EPS of $2.52, down 6% from prior year; Adjusted EPS of $2.43, down 13% from prior year

•	GAAP operating income of $1,327 million; Adjusted operating income of $1,395 million

•	Total Company GAAP operating margin of 6.1% and Adjusted operating margin of 6.4%

•	Record Beef GAAP operating margin of 6.6% and record Adjusted operating margin of 6.9%

•	Record total Company sales of $21,703 million
Second Quarter Highlights

•	GAAP EPS of $1.00, down 15% from prior year; Adjusted EPS of $0.77, down 36% from prior year

•	GAAP and Adjusted operating income of $501 million

•	Total Company GAAP and adjusted operating margin of 4.6%

•	Record total Company sales of $10,888 million

•	Secured $1.5 billion term loan facility

“The health and wellbeing of our team members remains our top priority as we fulfill our critical role feeding the world in these uncertain times,” said Noel White, Tyson Foods’ CEO. “We have instituted safeguards that meet or exceed CDC and OSHA guidelines at all our facilities to protect our teams and keep our workers, families and communities safe.”

“During the quarter, we witnessed an unprecedented shift in demand from foodservice to retail, temporary plant closures, reduced team member attendance, and supply chain volatility as a result of the virus. Despite these challenges, we were able to adjust our product mix and redirect products to the appropriate channels.

“While we cannot anticipate how long the challenges presented by COVID-19 will persist, we remain focused on driving long-term growth. Our solid balance sheet, ample liquidity, scale and diversity continue to give us confidence in our long-term outlook.”

SEGMENT RESULTS (in millions)

Sales
(for the second quarter ended March 28, 2020, and March 30, 2019)
	Second Quarter				Six Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2020	2019	Change	Change	2020	2019	Change	Change
Beef	$3,979	$3,884	2.7%	(0.3)%	$7,817	$7,810	(2.8)%	2.9%
Pork	1,266	1,172	2.0%	6.0%	2,645	2,351	4.6%	7.9%
Chicken	3,397	3,407	(1.5)%	1.2%	6,689	6,522	1.4%	1.2%
Prepared Foods	2,080	2,027	(0.1)%	2.7%	4,220	4,176	(1.6)%	2.7%
International/Other	465	277	86.2%	(18.6)%	963	420	138.2%	(9.2)%
Intersegment Sales	(299)	(324)	n/a	n/a	(631)	(643)	n/a	n/a
Total	$10,888	$10,443	2.6%	1.6%	$21,703	$20,636	3.7%	1.5%

Operating Income (Loss)
(for the second quarter ended March 28, 2020, and March 30, 2019)
	Second Quarter				Six Months Ended
			Operating Margin				Operating Margin
	2020	2019	2020	2019	2020	2019	2020	2019
Beef	$109	$156	2.7%	4.0%	$519	$461	6.6%	5.9%
Pork	93	100	7.3%	8.5%	284	195	10.7%	8.3%
Chicken	99	141	2.9%	4.1%	156	301	2.3%	4.6%
Prepared Foods	191	245	9.2%	12.1%	349	510	8.3%	12.2%
International/Other	9	(7)	n/a	n/a	19	(25)	n/a	n/a
Total	$501	$635	4.6%	6.1%	$1,327	$1,442	6.1%	7.0%
Note: On June 3, 2019, we acquired the Thai and European operations of BRF S.A. The post-acquisition results from operations of these businesses are included in International/Other for segment presentation. On November 30, 2018, we acquired Keystone Foods. The post-acquisition results from operations of this business are included in our Chicken segment for Keystone's domestic operations and results for operations of Keystone's International business are included in International/Other for segment presentation.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Non-GAAP)
(for the second quarter ended March 28, 2020, and March 30, 2019)
	Second Quarter				Six Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2020	2019	2020	2019	2020	2019	2020	2019
Beef	$109	$156	2.7%	4.0%	$540	$461	6.9%	5.9%
Pork	93	100	7.3%	8.5%	286	195	10.8%	8.3%
Chicken	99	150	2.9%	4.4%	177	323	2.6%	5.0%
Prepared Foods	191	249	9.2%	12.3%	371	517	8.8%	12.4%
International/Other	9	(1)	n/a	n/a	21	(1)	n/a	n/a
Total	$501	$654	4.6%	6.3%	$1,395	$1,495	6.4%	7.2%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume increased in the second quarter of fiscal 2020 due to stronger demand for our beef products but decreased for the first six months of fiscal 2020 due to a reduction in live cattle harvest capacity as a result of a fire that caused the temporary closure of a production facility for the majority of the first quarter of fiscal 2020. Average sales price was relatively flat in the second quarter of fiscal 2020 and increased in the first six months of fiscal 2020 as beef demand remained strong. Operating income in the second quarter of fiscal 2020 decreased as the result of volatile market conditions, increased operating costs and approximately $55 million of derivative losses. Operating income in the first six months of fiscal 2020 increased as we continued to maximize our revenues relative to live fed cattle costs, partially offset by increased operating costs, derivative losses and $16 million of net incremental costs from a production facility fire.

•
Pork - Sales volume increased in the second quarter and first six months of fiscal 2020 due to increased domestic availability of live hogs and strong demand for our pork products, especially in the consumer products and export sales channels during the second quarter. Average sales price increased in the second quarter and first six months of fiscal 2020 associated with higher livestock costs and stronger export markets. Operating income was relatively flat in the second quarter of fiscal 2020 and increased in the first six months of 2020 as we maximized our revenues relative to the live hog markets, partially attributable to favorable export markets and improved operational performance, which were slightly offset by higher operating costs.

•
Chicken - Sales volume decreased in the second quarter of fiscal 2020 due to lower volume from our rendering and blending business. Sales volume increased in the first six months of fiscal 2020 primarily due to incremental volume from a business acquisition in the first quarter of fiscal 2019, partially offset by lower volume from our rendering and blending business. Average sales price increased in the second quarter and first six months of fiscal 2020 due to lower rendering and blending sales, which carry a lower average sales price, largely offset by broadly weaker chicken pricing as a result of market conditions. Operating income decreased in the second quarter and first six months of fiscal 2020 primarily from challenging pricing conditions and an approximately $40 million increase in net feed ingredient costs and derivative losses in addition to $21 million in restructuring costs incurred in the first six months of fiscal 2020.

•
Prepared Foods - Sales volume was flat for the second quarter but decreased for the first six months of fiscal 2020 as growth in volume across the consumer products channel was offset by a reduction in the foodservice channel and other intrasegment sales channel shifts. Average sales price increased in the second quarter and first six months of fiscal 2020 due to favorable product mix and the pass through of increased raw material costs. Operating income decreased primarily due to increased operating costs, including $65 million and $125 million increases in net raw material costs and derivative losses in the second quarter and first six months of fiscal 2020, respectively. Additionally, operating income was impacted by $22 million restructuring costs incurred in the first six months of fiscal 2020.

Outlook
For fiscal 2020, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 3-4% from fiscal 2019 levels, but we expect export markets to absorb much of the increased production. The following is a summary of the outlook for each of our segments, as well as an outlook for capital expenditures, net interest expense, liquidity and tax rate for fiscal 2020. While our accounting cycle results in a 53-week year in fiscal 2020 as compared to a 52-week year in fiscal 2019, the fiscal 2020 outlook is based on a comparable 52-week year.

•
COVID-19 – We continue to proactively manage the company and its operations through this global pandemic. Given the nature of our business, demand for food and protein may shift amongst sales channels and experience short-term disruptions, but over time we expect worldwide demand to continue to increase. We are experiencing multiple challenges related to the pandemic. These challenges are anticipated to increase our operating costs and negatively impact our volumes for the remainder of fiscal 2020. Operationally, we have and expect to continue to face slowdowns and temporary idling of production facilities from team member shortages or choices we make to ensure operational safety. The lower levels of productivity and higher costs of production we have experienced will likely continue in the short term until the effects of COVID-19 diminish. Each of our segments has also experienced a shift in demand from foodservice to retail; however, the volume increases in retail have not been sufficient to offset the losses in foodservice and as a result, we expect decreases in volumes in the second half of fiscal 2020. We cannot currently predict the ultimate impact that COVID-19 will have on our short- and long-term demand at this time, as it will depend on, among other things, the severity and duration of the COVID-19 crisis. Our liquidity is expected to be adequate to continue to run our operations and meet our obligations as they become due. Due to the uncertainty of the COVID-19 impacts to our operations, we are currently unable to provide segment adjusted operating margin guidance.

•
Beef – We expect industry fed cattle supplies to increase approximately 2% in fiscal 2020 as compared to fiscal 2019. For the remainder of fiscal 2020, we expect ample supplies in regions where we operate our plants and for profitability to remain strong.

•
Pork – We expect industry hog supplies to increase approximately 5% in fiscal 2020 as compared to fiscal 2019. For the remainder of fiscal 2020, we expect decreased livestock costs as compared to the same period in fiscal 2019 and export markets to become more available.

•
Chicken – USDA projects a 3-4% increase in chicken production in fiscal 2020 as compared to fiscal 2019; however, more recent data indicates that chicken production for the remainder of fiscal 2020 will be lower than those projections. For the remainder of fiscal 2020, we do not believe pricing will improve, and we do not expect increased demand in consumer products to completely offset the expected decrease in foodservice.

•
Prepared Foods – We anticipate some COVID-19-related disruptions in the availability of raw materials. Additionally, we expect overall raw material costs to decrease through the remainder of fiscal 2020 as compared to the same period in fiscal 2019. For the remainder of fiscal 2020, we believe increased retail sales will reduce the impact of lower foodservice demand.

•
International/Other – International/Other primarily includes our foreign operations in Asia-Pacific, China-Korea and Europe, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect the improved results from our foreign operations in the first six months of fiscal 2020 to be challenged in the back half of fiscal 2020 due to market conditions associated with COVID-19.

•
Capital Expenditures – For fiscal 2020, we expect capital expenditures to be approximately $1.2 billion. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that are expected to result in production and labor efficiencies, yield improvements and sales channel flexibility.

•	Net Interest Expense – We expect net interest expense to approximate $470 million for fiscal 2020.

•	Liquidity – We expect total liquidity, which was approximately $2.5 billion at March 28, 2020, to remain above our minimum liquidity target of $1.0 billion.

•	Tax Rate – We currently expect our adjusted effective tax rate to be around 23% in fiscal 2020.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Sales	$10,888	$10,443	$21,703	$20,636
Cost of Sales	9,867	9,251	19,242	18,089
Gross Profit	1,021	1,192	2,461	2,547

Selling, General and Administrative	520	557	1,134	1,105
Operating Income	501	635	1,327	1,442
Other (Income) Expense:
Interest income	(3)	(5)	(6)	(7)
Interest expense	119	119	239	218
Other, net	(106)	(7)	(122)	(10)
Total Other (Income) Expense	10	107	111	201
Income before Income Taxes	491	528	1,216	1,241
Income Tax Expense	124	98	288	259
Net Income	367	430	928	982
Less: Net Income Attributable to Noncontrolling Interests	3	4	7	5
Net Income Attributable to Tyson	$364	$426	$921	$977
Weighted Average Shares Outstanding:
Class A Basic	293	294	293	294
Class B Basic	70	70	70	70
Diluted	365	366	366	366
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.03	$1.20	$2.59	$2.74
Class B Basic	$0.92	$1.07	$2.32	$2.46
Diluted	$1.00	$1.17	$2.52	$2.67
Dividends Declared Per Share:
Class A	$0.420	$0.375	$0.885	$0.825
Class B	$0.378	$0.338	$0.797	$0.743

Sales Growth	4.3%		5.2%
Margins: (Percent of Sales)
Gross Profit	9.4%	11.4%	11.3%	12.3%
Operating Income	4.6%	6.1%	6.1%	7.0%
Net Income Attributable to Tyson	3.3%	4.1%	4.2%	4.8%
Effective Tax Rate	25.3%	18.5%	23.7%	20.9%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 28, 2020	September 28, 2019
Assets
Current Assets:
Cash and cash equivalents	$437	$484
Accounts receivable, net	2,248	2,173
Inventories	4,025	4,108
Other current assets	389	404
Total Current Assets	7,099	7,169
Net Property, Plant and Equipment	7,464	7,282
Goodwill	10,847	10,844
Intangible Assets, net	6,898	7,037
Other Assets	1,582	765
Total Assets	$33,890	$33,097

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,142	$2,102
Accounts payable	1,742	1,926
Other current liabilities	1,522	1,485
Total Current Liabilities	4,406	5,513
Long-Term Debt	10,978	9,830
Deferred Income Taxes	2,384	2,356
Other Liabilities	1,528	1,172

Total Tyson Shareholders’ Equity	14,449	14,082
Noncontrolling Interests	145	144
Total Shareholders’ Equity	14,594	14,226

Total Liabilities and Shareholders’ Equity	$33,890	$33,097

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	March 28, 2020	March 30, 2019
Cash Flows From Operating Activities:
Net income	$928	$982
Depreciation and amortization	581	523
Deferred income taxes	46	4
Other, net	(35)	69
Net changes in operating assets and liabilities	(260)	(639)
Cash Provided by Operating Activities	1,260	939

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(624)	(656)
Purchases of marketable securities	(48)	(30)
Proceeds from sale of marketable securities	31	29
Acquisitions, net of cash acquired	—	(2,141)
Proceeds from sale of business	29	—
Acquisition of equity investments	(184)	—
Other, net	(81)	32
Cash Used for Investing Activities	(877)	(2,766)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	68	4,600
Payments on debt	(62)	(1,849)
Borrowings on revolving credit facility	1,210	335
Payments on revolving credit facility	(1,080)	(335)
Proceeds from issuance of commercial paper	12,886	10,145
Repayments of commercial paper	(12,885)	(10,567)
Purchases of Tyson Class A common stock	(196)	(146)
Dividends	(301)	(269)
Stock options exercised	28	24
Other, net	(7)	(26)
Cash (Used for) Provided by Financing Activities	(339)	1,912
Effect of Exchange Rate Changes on Cash	(9)	5
Increase in Cash and Cash Equivalents and Restricted Cash	35	90
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	484	270
Cash and Cash Equivalents and Restricted Cash at End of Period	519	360
Less: Restricted Cash at End of Period	82	—
Cash and Cash Equivalents at End of Period	$437	$360

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	Twelve Months Ended
	March 28, 2020	March 30, 2019	September 28, 2019	March 28, 2020

Net income	$928	$982	$2,035	$1,981
Less: Interest income	(6)	(7)	(11)	(10)
Add: Interest expense	239	218	462	483
Add: Income tax expense	288	259	396	425
Add: Depreciation	438	386	819	871
Add: Amortization (a)	138	131	267	274
EBITDA	$2,025	$1,969	$3,968	$4,024

Adjustments to EBITDA:
Add: Keystone purchase accounting and acquisition related costs (b)	—	37	37	—
Add: Impairments net of realized gains associated with the divestiture of businesses (c)	—	—	41	41
Add: Restructuring and related charges	52	16	41	77
Add: Beef production facility fire costs, net of insurance proceeds	16	—	31	47
Add: Loss (Gain) from pension plan terminations	(110)	—	15	(95)
Less: Gain on sale of investment	—	—	(55)	(55)
Total Adjusted EBITDA	$1,983	$2,022	$4,078	$4,039

Total gross debt			$11,932	$12,120
Less: Cash and cash equivalents			(484)	(437)
Less: Short-term investments			(1)	(2)
Total net debt			$11,447	$11,681

Ratio Calculations:
Gross debt/EBITDA			3.0x	3.0x
Net debt/EBITDA			2.9x	2.9x

Gross debt/Adjusted EBITDA			2.9x	3.0x
Net debt/Adjusted EBITDA			2.8x	2.9x

(a)
Excludes the amortization of debt issuance and debt discount expense of $5 million and $6 million for the six months ended March 28, 2020, and March 30, 2019, respectively, $12 million for the fiscal year ended September 28, 2019 and $11 million for the twelve months ended March 28, 2020 as it is included in interest expense.

(b)	Keystone acquisition and integration costs for the fiscal year 2019 included $11 million of purchase accounting adjustments and $26 million of acquisition related costs.

(c)	The fiscal year ended September 28, 2019 included a $41 million impairment associated with the planned divestiture of a business.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Second Quarter				Six Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2020	2019	2020	2019	2020	2019	2020	2019

Reported net income per share attributable to Tyson			$1.00	$1.17			$2.52	$2.67

Add: Restructuring and related charges	$—	$8	—	0.01	$52	$16	0.11	0.03

Add: Beef production facility fire costs, net of insurance proceeds	$—	$—	—	—	$16	$—	0.03	—

Add: Keystone purchase accounting and acquisition related costs (a)	$—	$11	—	0.02	$—	$37	—	0.08

Less: Gain from pension plan terminations	$(110)	$—	(0.23)	—	$(110)	$—	(0.23)	—

Adjusted net income per share attributable to Tyson			$0.77	$1.20			$2.43	$2.78

(a)
Keystone purchase accounting and acquisition related costs for the first six months of fiscal 2019 included an $11 million purchase accounting adjustment for the fair value step-up of inventory and $26 million of acquisition related costs.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the second quarter ended March 30, 2019)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$156	$100	$141	$245	$(7)	$635
Add: Restructuring and related charges	—	—	4	4	—	8
Add: Keystone purchase accounting and acquisition related costs	—	—	5	—	6	11
Adjusted operating income (loss)	$156	$100	$150	$249	$(1)	$654

Adjusted Operating Income (Loss)
(for the six months ended March 28, 2020)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$519	$284	$156	$349	$19	$1,327
Add: Restructuring and related charges	5	2	21	22	2	52
Add: Beef production facility fire costs, net of insurance proceeds	16	—	—	—	—	16
Adjusted operating income	$540	$286	$177	$371	$21	$1,395

Adjusted Operating Income (Loss)
(for the six months ended March 30, 2019)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$461	$195	$301	$510	$(25)	$1,442
Add: Restructuring and related charges	—	—	9	7	—	16
Add: Keystone purchase accounting and acquisition related costs	—	—	13	—	24	37
Adjusted operating income (loss)	$461	$195	$323	$517	$(1)	$1,495
Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 141,000 team members at September 28, 2019. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, May 4, 2020. We encourage participants to pre-register for the conference call using the following link: http://dpregister.com/10138337. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.
To listen to the live webcast, an archived replay or to view the accompanying slides, go to the company’s investor website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/2159378/7239BF68E396E50F4A8EA0613FA51B16. A telephone replay of the call will be available until June 4, 2020, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10140911. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com. To download Tyson Foods’ free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2020, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the effectiveness of our financial fitness program; (v) the implementation of an enterprise resource planning system; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with employees, labor unions, contract farmers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) effectiveness of advertising and marketing programs; (xi) our ability to leverage brand value propositions; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) adverse results from litigation; (xvi) cyber incidents, security breaches or other disruptions of our information technology systems; (xvii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xiii) risks associated with our commodity purchasing activities; (xix) the effect of, or changes in, general economic conditions; (xx) significant marketing plan changes by large customers or loss of one or more large customers; (xxi) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxii) failure to maximize or assert our intellectual property rights; (xxiii) our participation in multiemployer pension plans; (xxiv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxv) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvi) volatility in capital markets or interest rates; (xxvii) risks associated with our failure to integrate Keystone Foods’ operations or to realize the targeted cost savings, revenues and other benefits of the acquisition; (xxviii) pandemics or disease outbreaks, such as the global novel coronavirus (COVID-19), may disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect our operations and results of operations; (xxix) the outbreak of the COVID-19 global pandemic and associated responses has had, and is expected to continue to have, an adverse impact on our business and operations; and (xxx) those factors listed under Item 1A. “Risk Factors” in this report and Part I, Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the year ended September 28, 2019, and our Current Report on Form 8-K filed March 13, 2020.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Jon Kathol, 479-290-4235	Source: Tyson Foods, Inc. Category: IR, Newsroom